Exhibit 99.1

NEWS RELEASE

RLI Corp.

9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1499

Phone: 309-692-1000 ½ Fax: 309-692-1068

www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron_Jacoby@rlicorp.com
www.rlicorp.com

RLI appoints Jordan W. Graham to board

                PEORIA, ILLINOIS, November 22, 2004, RLI Corp. (NYSE:RLI) — RLI appointed Jordan W. Graham to its board of directors, effective November 18, with a term expiring in 2005.

                Graham, a business strategy and technology consultant, most recently was an executive with Cisco Systems, Inc., where he was vice president of Cisco’s Services Industry Consulting. His team provided business strategy and Internet consulting services to senior executives at Global 500 firms in the financial services, healthcare, pharmaceutical, energy, and media/entertainment industries globally. Previously, Graham served Cisco as Internet business solutions group practice director for the financial services industry, providing executive advisory and strategy consulting services to insurance, securities, and banking industry clients. Graham has also been CEO of two venture-backed technology companies and held executive positions at Montgomery Securities, Sun Microsystems and AT&T Information Systems. He serves as a board director for Securitas Capital, a $2 billion private equity fund investing in insurance and risk related ventures, and Technology Credit Union, a San Jose, Calif., based financial institution.

“Jordan brings more than 20 years of experience working with senior executives in the financial services industry to better leverage technology to gain competitive advantage and deepen customer relationships,” said RLI President & CEO Jonathan E. Michael. “He will provide a unique perspective and invaluable insight as RLI continues to grow and prosper.”

RLI is a specialty insurance company offering a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 18 office locations. The company’s talented associates have delivered underwriting profits in 23 of the last 27 years, including the last eight. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. For additional information, contact Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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